TEXAS GULF ENERGY, INC. ADDS CONTRACTS IN MIDSTREAM ENERGY

Houston, TX – February 5, 2013. Texas Gulf Energy, Inc.(OTCQX:TXGE) (www.tgnrg.com) Texas Gulf Energy, Inc. (TXGE) has expanded its service offerings into the Midstream Oil and Gas Segment. A master service agreement was recently entered into between TXGE with one of the largest, publicly-traded energy partnerships, a leading North American provider of midstream energy services. The new master service agreement includes all of the services provided by TXGE and its subsidiaries. In addition, the Company has entered into two new service agreements with other large operators in the midstream energy services market. David Mathews, President and CEO of TXGE, commented, “Midstream Energy operators and owners are planning to heavily increase their spending on construction and related services, and we are already seeing that impact, which is resulting in new contracts for TXGE. We are very pleased to have this additional revenue stream going into 2013.”

About Texas Gulf Energy, Inc. (www.tgnrg.com)

Focused on providing expert advisory services on program and project management and fast track construction and turnaround services to large refinery, petrochemical and mining projects, Texas Gulf Energy, Inc. is a safe, well managed, construction services consortium. Our service lines include direct hire capital construction services, turnaround services, fabrication and program management. Our clients include some of the largest energy companies in the world like, Exxon Mobil, Conoco Phillips, Chevron, Valero, and others. We are particularly well known throughout the energy markets for our ability to provide construction services with professional, experienced and well trained teams to maximize the ability of our customers to complete major projects safely, on time and on budget. Now entering our tenth year in business, we have vertically integrated our service offering into other energy market segments, including refinery turnaround services, petrochemicals, and professional consulting services both domestically and internationally to better serve the needs of our customers.

Precautionary and Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," 'expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified TXGE’s disclosures or filings with the SEC. You are further cautioned that penny stocks, like TXGE, are inherently volatile and risky and that no investor should buy this stock unless they can afford the loss of their entire investment.

Contact:  Craig Crawford, 281-867-8500, or email info@tgnrg.com